Exhibit 10.10


Proved by General Director of Mongolian                  Proved by GENCO Company
Radio and TV Technical Company                           Director

D. Tsedevsuren                                           Kh. BattuIga

           Lease Agreement of Placing Pager Antenna and Transmitter at
                            the Mongolian T.V Center

February 05, 1997                                               Ulaanbaatar city

Mongolian Radio and TV Technical Company on the one side as a leasor and "Home Vision" Company one the other side as a leasee had agreed to maintain following agreement.

One. Agreement sides confidential representatives official addresses, names and Bank account numbers

Mongolian Radio and TV Technical "Home Vision" Company

Company                                              Paul Ang
Director D. Tsedevsuren                              UB-24 P0Box 539
UB - 17. Huvsgalin zam - 3                           Phone: 300193
Phone 325802                                         Fax: 300197
Fax                                                  Bank account:
Bank account:                                        Hudaldaa HogjIiin Bank:
Sergeen Bosgolt : 2103005                            (Trade and Development)
(Reconstruction)

Two. A. Responsibilities of Radio and T.V Technical Company

1. To install Transmitting equipment in an appropriate place and to provide by power.

2. To provide a high quality of service for pager communication antenna and feeding equipment according to the request of leasee.

3.   To have a privilege to use pager at the reduced price.

4. To ensure the safe keeping of "Homevision's transmitter at Mongolian Radio and T.V stations location.

5. To guarantee the installation of the antenna and to be cabling in a good working order for a period of 2 (two) years.


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B. Responsibilities of "Home Vision" Company

1. To provide required materials and work expenses for the repair of Antenna and Feeding equipment.

2.   To be responsible for Transmitting repair and service.

3. To provide both side agreed number of pagers for the Technical Company use and to include required payment to lease payment.

4. To pay 3000 USD per a year for lease. Within 7 days after signing on the agreement have to transmit 1500 USD and to pay rest of lease within following 6 months. Electricity charge included in this payment. Payment can be done by Mongol currency according to Mongol Bank USD rate.

C. Possible conflict solution

1. Conflict relating to the pager antenna, transmitting equipment installing, fixing and providing normal functioning, will be solved on the base of understanding and respecting both sides needs and difficulties.

2. In case of unfulfilment of its responsibilities, case will be considered by Technical Company located District Court.

3. If unfulfilment of agreement became the reason of annulling agreement, complaining side will announce officially one month a head to the other side about agreement annulling. During, one month both sides have to seek the ways to solve raising problems. In case of misunderstanding within this period agreement will be considered as annulled.

Agreement is valid for one year starting from the day of signing the agreement.

If there were no official announcement about annulling agreement within the agreement valid period document will be considered as valid for the next year and both sides have to follow its responsibilities.

Agreement printed for 2 copies and signed on ________________ 1977.

Ch. Baatar                                         Paul Ang

CHIEF OF THE MONGOLIAN                             "HOME VISION"
RADIO AND TV TECHNICAL                             COMPANY
COMPANY UKV STATION